Exhibit 15.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Bit Brother Ltd on Form S-8 (File No. 333-267007) and Form F-3 (File No. 333-256628; 333-258355) of our report dated October 31, 2022 with respect to our audits of the consolidated financial statements of the Company as of June 30, 2022 and 2021, and for the three years in the period ended June 30, 2022, which report is included in this Annual Report on Form 20-F of the Company for the year ended June 30, 2022.

/s/ Centurion ZD CPA & Co

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, October 31, 2022